Exhibit 99

For Release: Aug. 1, 2006

Burger King Announces Positive Year-End Results

Annual Revenues Reach Highest Level in Company History

For First Time in a Decade Company Posts 10 Consecutive Quarters of Positive Comp Sales Worldwide; 9 Consecutive
Quarters in U.S. and Canada

All-Time High Average Restaurant Sales Achieved

      Burger King Holdings Inc. (NYSE: BKC) announced that revenues for the fiscal year reached a record high of $2.05 billion, an increase of 6 percent from the previous fiscal year. Average restaurant sales (ARS) worldwide rose to an all-time high of $1.13 million for the fiscal year, which ended June 30, 2006.

     Comparable sales growth system-wide in the United States and Canada rose by 2.5 percent for the fiscal year and by 2 percent for the fourth quarter, the ninth straight quarter of positive comparable sales growth in the United States and Canada. Comparable sales growth worldwide increased by 1.9 percent for the fiscal year and by 1.7 percent for the quarter, the 10th consecutive quarter of positive comparable sales growth worldwide.

     Income before taxes was $80 million in fiscal year 2006 as compared to $78 million in fiscal year 2005, and income before taxes adjusted for unusual items was $192 million for fiscal year 2006 as compared to $155 million for 2005, an increase of 24 percent. Unusual items included compensatory make-whole payments of $33 million in the third quarter to holders of options and restricted stock unit awards and a one-time management termination fee of $30 million in the fourth quarter associated with the company’s initial public offering in May as well as other restructuring related charges that are detailed in the supplemental schedules attached to this release.

     Net income was $27 million for fiscal year 2006 as compared to $47 million for fiscal year 2005. Net income decreased primarily due to the management termination fee and the make-whole payments.

      “As we build on the success of our Go Forward Plan, the business continues to deliver strong results as demonstrated by the 24 percent growth in our adjusted income before taxes from our business,” said Burger King Holdings Inc. Chief Executive Officer John W. Chidsey. “Further, it’s been more than a decade since the company has enjoyed 10 consecutive quarters of positive comp sales growth worldwide.

     “Record revenues, record ARS and our comp sales growth are driven by our great new products, innovative marketing campaigns and our focus on operations excellence. ARS is especially significant for us because improving sales makes Burger King restaurants a more attractive investment for existing franchisees and potential new franchisees globally.

     “Our Value Menu, which was introduced system-wide in the United States in March, is performing above expectations, and we believe this is especially relevant in today’s economy as consumers are being more cautious with their non-essential spending. We believe the company will benefit as consumers choose quick service restaurants, like Burger King, rather than more expensive fast casual and casual dining restaurants.”

     Worldwide net restaurant count increased by 25 restaurants in fiscal year 2006, the first year of increase in restaurant count in four years. The company accelerated its expansion of new restaurants internationally, including 201 new restaurants in the Europe, Middle East and Asia Pacific segment (EMEA/APAC) and 89 new restaurants in the Latin America segment.

      “We have worked diligently with our franchisees in the United States and Canada during the past two years to strengthen the health of our restaurants as we continue to grow our global brand,” said Chidsey. “We’ve achieved that goal and are now focused on opening new restaurants.”

Initial Public Offering

     The company became a publicly traded company on May 18. Approximately $350 million of the $392 million in net proceeds raised in the IPO was used to retire secured debt. On Monday, July 31, the company retired an additional $50 million in debt. Chief Financial Officer Ben Wells said, “Our reduced debt level further strengthens the company’s balance sheet and better positions us for future growth.

     “Our highly franchised business model is extremely cash positive. Even during the height of the turnaround, when we were investing millions of dollars in the brand, the company generated excess cash. Coupled with cash earned from operations and $350 million from IPO proceeds, we decreased our indebtedness from $1.3 billion at June 30, 2004, to $1.07 billion at the end of fiscal year 2006 and will continue to do so if it makes economic sense for our business.”

Future Growth

     The company is focused on opening new restaurants around the world. In fiscal year 2007, the company expects to open more than 250 new restaurants in EMEA/APAC, more than 80 new restaurants in Latin America and more than 100 in the United States and Canada.

      “We also see a very promising opportunity to improve performance around competitive hours of operation, especially in the United States,” Chidsey said. The company plans to encourage more restaurants to move to competitive operating hours during fiscal year 2007.

     The company continues to expect its net income growth to be driven by increasing the number of new restaurants, improving restaurant profitability, maintaining strong cash flow, reducing debt payment and improving its effective tax rate.

      “Our strategy is to build on the momentum that is driving our turnaround and revitalizing our business,” Chidsey said. “We’re on target with the plans we put in place in 2004 and are confident that we will continue to increase the value of our brand.”

About Burger King Holdings Inc.

     The BURGER KING® system operates more than 11,100 restaurants in all 50 states and in more than 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Corporation, please visit the company’s Web site at <http://www.bk.com>.

INVESTOR RELATIONS CONTACT:

Amy Wagner	Burger King Holdings Inc.	305.378.7696	awagner@whopper.com

MEDIA RELATIONS CONTACT:

Edna Johnson	Burger King Holdings Inc.	305.378.7516	ednajohnson@whopper.com

RELATED COMMUNICATIONS
 Burger King Holdings Inc. will broadcast its investor conference call live over the Internet at 10 a.m. Eastern Standard Time on Aug. 1, 2006. For access, go to the Investor Relations link at www.bk.com. An archived replay of this Webcast will be available for a limited time.

U.S. participants may also access the earnings call by dialing 1-866-202-3048 or outside the United States by dialing 1-617-213-8843. The participant passcode is 31436826. The call will be available for replay by dialing 1-888-286-8010 within the United States or 1-617-801-6888 from outside the United States. The audio replay passcode is 42845516. The audio replay will be available through Sept. 1, 2006.

FORWARD-LOOKING STATEMENTS
      Certain statements in the press release and the accompanying supplemental information, including those contained in the Future Growth section and those related to the Company’s operating plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business.

     These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. The following factors, in addition to other possible factors not listed, could affect our actual results and cause such results to differ materially from those expressed in forward-looking statements:

  Our ability to compete domestically and internationally in an intensely competitive industry;

  Our continued relationship with and the success of our franchisees;

  Risks related to price discounting;

  Our ability to successfully implement our international growth strategy;

  The effectiveness of our marketing and advertising programs and franchisee support of these programs;

  Our ability to manage a smooth transition of our new CEO and CFO and our ability to retain or replace our executive officers and other key members of management with qualified personnel;

  Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

  Changes in consumer preferences and consumer discretionary spending;

  Risks related to the renewal of franchise agreements by our franchisees;

  Increases in our operating costs, including food and paper products, energy costs and labor costs;

  Interruptions in the supply of necessary products to us;

  Risks related to our international operations;

  Fluctuations in international currency exchange and interest rates;

  Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

  Changes in demographic patterns of current restaurant locations;

  Our ability to adequately protect our intellectual property;

  Adverse legal judgments, settlements or pressure tactics; and

  Adverse legislation or regulation.

     These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc.
Condensed Consolidated Statement of Income
Unaudited

Dollars and shares in millions, except per common share data			Inc / (Dec)

Quarters Ended June 30,	2006	2005	$	%
Revenues:
Company restaurant revenues	$394	$364	$30	8%
Franchise revenues	111	107	4	4%
Property revenues	28	32	(4)	(13)%

Total revenues	533	503	30	6%

Company restaurant expenses	335	309	26	8%
Selling, general and administrative expenses	166	133	33	25%
Property expenses	15	21	(6)	(29)%
Other operating expenses, net	3	16	(13)	(81)%

Total operating costs and expenses	519	479	40	8%

Income from operations	14	24	(10)	(42)%
Interest expense, net	23	20	3	15%

(Loss) income before income taxes	(9)	4	(13)	(325)%
Income tax (benefit) expense	-	2	(2)	(100)%

Net (loss) income	$(9)	$2	$(11)	(550)%

Net income per common share - basic	$(0.07)	$0.02	$(0.09)	-450%
Net income per common share - diluted	$(0.07)	$0.02	$(0.09)	-450%

Weighted average shares - basic	120.4	106.9
Weighted average shares - diluted	120.4	107.2

			Inc / (Dec)

Years Ended June 30,	2006	2005	$	%
Revenues:
Company restaurant revenues	$1,516	$1,407	$109	8%
Franchise revenues	420	413	7	2%
Property revenues	112	120	(8)	(7)%

Total revenues	2,048	1,940	108	6%

Company restaurant expenses	1,296	1,195	101	8%
Selling, general and administrative expenses	527	496	31	6%
Property expenses	57	64	(7)	(11)%
Other operating expenses (income), net	(2)	34	(36)	(106)%

Total operating costs and expenses	1,878	1,789	89	5%

Income from operations	170	151	19	13%
Interest expense, net	90	73	17	23%

Income before income taxes	80	78	2	3%
Income tax expense	53	31	22	71%

Net income	$27	$47	$(20)	(43)%

Net income per common share - basic	$0.24	$0.44	$(0.20)	-45%
Net income per common share - diluted	$0.24	$0.44	$(0.20)	-45%

Weighted average shares - basic	110.3	106.5
Weighted average shares - diluted	114.7	106.9

USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis, the Company provides certain key business measures including system-wide comparable sales growth, system-wide average restaurant sales and system-wide sales growth. The Company also provides certain Non-GAAP financial measures including Franchise sales, Income before income taxes adjusted for unusual items and Adjusted EBITDA.

System-wide data represents measures for both Company-owned and franchise restaurants. The Company uses three key business measures as indicators of the Company’s performance: system-wide comparable sales growth; system-wide average restaurant sales; and system-wide sales growth. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King system.

Franchise sales refer to sales at all franchise restaurants. The Company does not record franchise sales as revenues, but royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

While EBITDA is not a recognized measure under generally accepted accounting principles, management believes that EBITDA is useful to investors because it is frequently used by security analysts, investors and other interested parties to evaluate the Company and other companies in the restaurant industry. EBITDA is not intended to be a measure of liquidity or cash flows from operations nor a measure comparable to net income as it does not consider certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted EBITDA, a non-GAAP financial measure, excludes: (a) the effects of the quarterly management fee and the termination fee paid by the Company under the management agreement which was terminated in connection with the initial public offering; (b) the effect of the compensatory make-whole payments made to holders of options and restricted stock unit awards shortly prior to the IPO; and (c) the effects of other restructuring and other expenses resulting from the realignment of the Company’s European and Asian businesses, global reorganization, franchise system distress and asset impairments.

Income before income taxes adjusted for unusual items excludes: (a) the effects of the quarterly management fee and the termination fee; (b) the effect of the compensatory make-whole payments; (c) the effects of other restructuring and other expenses described above; and (d) the write-off of deferred financing costs from the refinancing of the Company’s debt in July 2005 and the $350 million incremental borrowing in February 2006 and the interest paid on such incremental borrowing, which was used to make the dividend payment and was repaid from the IPO proceeds.

Management uses these Non-GAAP financial measures to evaluate and forecast the Company’s business performance. Further, management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future.

Reconciliations for Adjusted EBITDA and Income before income taxes adjusted for unusual items are as follows:

EBITDA and Adjusted EBITDA Reconciliations:
	Years ended June 30,
(in millions)	2006	2005

	Unaudited

Net Income	$27	47
Interest expense, net	90	73
Income tax expense	53	31
Depreciation and amortization	88	74

EBITDA	258	225
Adjustments:
Franchise system distress impact	-	33
Global reorganization impact	-	17
Loss on asset disposals and asset impairment	-	18
Compensatory make-whole payment	34	-
Management termination fee	30	-
Management fee	9	9
Executive severance	5	-
European and Asian business realignment costs	10	-

Total Adjustments	88	77

Adjusted EBITDA	$346	$302

Income before income tax adjusted for unusual items reconciliation:
	Years ended June 30,
(in millions)	2006	2005

	Unaudited

Net Income	$27	$47
Income tax expense	53	31

Income before income taxes	80	78
Adjustments:
Franchise system distress impact	-	33
Global reorganization impact	-	17
Loss on asset disposals and asset impairments	-	18
Compensatory make-whole payments	34	-
Management termination fee	30	-
Management fee	9	9
Interest on $350M loan paid-off at IPO	6	-
Loss on early extinguishment of debt	18	-
Executive severance	5	-
European and Asian business realignment costs	10	-

Total Adjustments	112	77

Adjusted Income before income taxes	$192	$155

DEFINITIONS

The following definitions apply to terms used throughout this release and the accompanying supplemental schedules.

System-wide comparable sales growth	Refers to the change in Company-owned and franchise restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer and also excludes the impact of currency translation.

System-wide sales growth	Refers to the change in Company-owned and franchise restaurant sales from all restaurants from one period to another, excluding the impact of currency translation.

System-wide average restaurant sales	Refers to the average Company-owned and franchise restaurant sales for the defined period. It is calculated as the total system-wide sales averaged over total store months for all restaurants open during that period.

Franchise sales	Refers to sales at all franchise restaurants. The Company does not record franchise sales as revenues, but royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists only of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties, rental income, and franchise fees.

Property revenues	Includes property income from restaurants that we lease or sublease to franchisees.

Company restaurant expenses	Consists of all costs necessary to manage and operate restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, (c) occupancy and other operating expenses which include rent, utilities, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Property expenses	Includes rent and depreciation expense related to properties leased to franchisees and cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)	Comprised of (a) selling expenses which include advertising and bad debt expense, (b) general and administrative expenses which include cost of field management for Company-owned and franchise restaurants and corporate overhead including corporate salaries and facilities, (c) quarterly management fees, and (d) amortization of intangible assets.

Other income and expense	Includes expenses (income) that are not directly derived from the Company’s primary business and the impact of foreign currency. Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc.
Supplemental Information
Quarter and Year Ended June 30, 2006

Revenues	1
Key Revenue Performance Measures	2
Operating Margins	3
Selling, General and Administrative Expenses	4
Other Operating (Income) Expense, net	4
Operating Income	4
Interest Expense and Income Taxes	5
Restaurant Information	5

SUPPLEMENTAL INFORMATION

      The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the fourth quarter and year ended June 30, 2006.

     Our business operates in three reportable segments: (1) the United States and Canada; (2) Europe, Middle East, Africa and Asia Pacific, or EMEA / APAC; and (3) Latin America.

Revenues

Revenues consist of company restaurant revenues, franchise revenues and property revenues.

	Quarters Ended June 30,			Years Ended June 30,

(In millions)	2006	2005	% Inc	2006	2005	% Inc/ (Dec)

Company restaurant revenues:	Unaudited

United States & Canada	$271	$245	11%	$1,032	$923	12%
EMEA / APAC	109	106	3%	428	435	(2)%
Latin America	14	13	8%	56	49	14%

Total company restaurants revenues	$394	$364	8%	$1,516	$1,407	8%

Franchise revenues:
United States & Canada	$70	$68	3%	$267	$269	(1)%
EMEA / APAC	32	30	7%	119	114	4%
Latin America	9	9	0%	34	30	13%

Total franchise revenues	$111	$107	4%	$420	$413	2%

Total revenues:*
United States & Canada	$361	$337	7%	$1,382	$1,275	8%
EMEA / APAC	148	145	2%	576	586	(2)%
Latin America	24	21	14%	90	79	14%

Total revenues	$533	$503	6%	$2,048	$1,940	6%

*	Total revenues include company restaurant, franchise, and property revenues.

Consolidated – Total revenues increased 6% for the quarter and the year primarily due to positive comparable sales growth during each quarter, the acquisition of 50 franchise restaurants during fiscal 2006 and increased revenues from 25 net new restaurant openings in the system during fiscal 2006.

United States & Canada – Revenues increased 7% for the quarter and 8% for the year driven by positive comparable sales growth, an increase in revenues from the acquisition of 43 franchise restaurants during the year partially offset by lost revenues from the net closure of 180 franchise restaurants during fiscal 2006.

EMEA / APAC – Revenues increased 2% for the quarter and decreased 2% for the year. The increase in revenues for the quarter was driven by 131 net new restaurant openings during fiscal 2006 and strong comparable sales growth in Spain. This was partially offset by continued negative comparable sales growth in the United Kingdom, resulting from a negative brand image caused by concerns about obesity and food-borne illness and increased competition from bakeries and other new entrants that are diversifying into healthier options in response to nutritional concerns. Revenues for the year were negatively impacted 3.5% ($19 million) by movement in foreign currency exchange rates as compared to the prior year in EMEA; however, this negative impact to revenues does not have a material impact on operating income as it is offset by the positive impact to Company restaurant expenses and selling, general and administrative expenses.

Latin America - Revenues increased 14% for the quarter and the year primarily due to positive comparable sales growth during each quarter and revenues from 80 net new restaurants opened during fiscal 2006.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of June 30,

	2006	2005	Inc/(Dec)

Company restaurants:	Unaudited

United States & Canada	878	844	34
EMEA / APAC	293	283	10
Latin America	69	60	9

Total	1,240	1,187	53

Franchise restaurants:
United States & Canada	6,656	6,876	(220)
EMEA / APAC	2,494	2,373	121
Latin America	739	668	71

Total	9,889	9,917	(28)

	Quarters Ended June 30,		Years Ended June 30,

	2006	2005	2006	2005

System-Wide Comparable Sales Growth:	(In constant currencies)
United States & Canada	2.0%	1.2%	2.5%	6.6%
EMEA / APAC	0.2%	2.5%	0.0%	2.8%
Latin America	5.0%	2.2%	2.5%	5.5%
Total	1.7%	1.6%	1.9%	5.6%

System-Wide Sales Growth:
United States & Canada	(1.1)%	(0.8)%	0.2%	4.9%
EMEA / APAC	4.0%	8.0%	5.0%	7.9%
Latin America	14.0%	13.8%	13.0%	14.5%
Total	1.0%	1.9%	2.1%	6.1%
	(In actual currencies)
System-Wide Average Restaurant Sales (in thousands)	$289	$285	$1,126	$1,104

	Quarters Ended June 30,				Years Ended June 30,

	2006	2005	% Inc / (Dec)		2006	2005	% Inc / (Dec)
(In millions)
	Unaudited

Franchise Sales:
United States & Canada	$1,914	$1,956	(2	) %	$7,483	$7,555	(1	) %
EMEA / APAC	695	671	4%		2,715	2,640	3%
Latin America	187	163	15%		705	622	13%

Total	$2,796	$2,790	0%		$10,903	$10,817	1%

Operating Margins

(In millions)	Percent of Sales		Amount

Quarters Ended June 30,	2006	2005	2006	2005	% Inc/ (Dec)

Company restaurants:			Unaudited

United States & Canada	15.9%	15.5%	$43	$38	13.2%
EMEA / APAC	11.9%	13.2%	13	14	(7.1)%
Latin America	21.4%	23.1%	3	3	0.0%

Total	15.0%	15.1%	$59	$55	7.3%

(In millions)	Percent of Sales		Amount

Years Ended June 30,	2006	2005	2006	2005	% Inc/ (Dec)

Company restaurants:			Unaudited

United States & Canada	14.1%	14.2%	$146	$131	11.5%
EMEA / APAC	13.8%	15.2%	59	66	(10.6)%
Latin America	26.8%	30.6%	15	15	0.0%

Total	14.5%	15.1%	$220	$212	3.8%

	Quarters Ended June 30,		Years Ended June 30,

Company restaurant expenses as a percentage of sales:	2006	2005	2006	2005

Food, paper, and product costs	30.2%	31.6%	31.0%	31.1%
Payroll and employee benefit costs	29.4%	29.4%	29.4%	29.5%
Occupancy and other operating costs	25.4%	23.9%	25.1%	24.4%

Total company restaurant expenses	85.0%	84.9%	85.5%	84.9%

Company owned restaurant margins	15.0%	15.1%	14.5%	15.1%
  Consolidated – Company-owned restaurant margins as a percentage of sales remained relatively stable for the quarter compared to the prior year and decreased 0.6% for fiscal 2006 compared to fiscal 2005. Company-owned restaurant margins for the year benefited from lower beef and cheese prices in the United States, which were offset by higher beef prices in EMEA. Occupancy and other operating costs were negatively impacted for the quarter and the year by higher utility costs and increased rents.

  United States & Canada – Company-owned restaurant margins improved for the quarter and the year primarily driven by improved comparable sales and the acquisition of 43 franchise restaurants during fiscal 2006. Company restaurant margins as a percentage of sales benefited from lower beef and cheese prices particularly during the past six months and were negatively impacted by higher utility costs.

  EMEA / APAC – Company-owned restaurant margins as a percentage of sales decreased for both the quarter and the year primarily as a result of higher operating expenses, including utility and occupancy costs, offset partially by improvements in payroll and employee benefits from the rollout to EMEA of our operations excellence programs designed to improve restaurant operations and customer experience. Overall margins were also impacted by negative comparable sales in the United Kingdom, as discussed above.

  Latin America – Company-owned restaurant margins as a percentage of sales decreased for both the quarter and the year primarily as a result of higher utility and labor costs offset by slight improvements in food and paper costs.

Selling, General and Administrative Expenses

	Quarters Ended June 30,			Years Ended June 30,

	2006	2005	% Inc / (Dec)	2006	2005	% Inc / (Dec)

(In millions)	Unaudited

Selling Expenses	$19	$20	(5)%	$72	$88	(18)%
General and Administrative Expenses	147	113	30%	455	408	12%

Total Selling, General and Administrative Expenses	$166	$133	25%	$527	$496	6%

  Selling, general and administrative expenses increased by $33 million for the quarter as compared to the prior quarter primarily as a result of the $30 million payment associated with the termination of the management agreement, $10 million in expenses associated with the realignment of the Company’s European and Asian businesses, and a $5 million expense associated with executive severance offset by a reduction of $5 million in incremental advertising expenditures funded by the Company in EMEA and the positive impact from $7 million in global reorganization costs in the prior year which were not incurred in fiscal 2006.

  Selling, general and administrative expenses increased by $31 million during fiscal 2006 as compared to the prior year primarily as a result of the $30 million termination fee, the $10 million realignment costs and $5 million executive severance costs described above and a $35 million expense associated with the compensatory make-whole payments made in the third quarter. These costs were offset by the positive impact from $45 million in costs associated with the franchisee financial restructuring program and global reorganization incurred in fiscal 2005 which were not incurred in fiscal 2006 and a $5 million decrease in incentive compensation costs, resulting from changes in certain benefit plans during fiscal 2006.

Other Operating (Income) Expense, net

  Other operating expense, net for the quarter ending June 30, 2006 was $3 million as compared to $16 million in the same quarter in the prior year. This improvement was primarily driven by reduction in losses incurred in the prior year, including an $8 million loss on asset disposal, a $4 million loss on impairment of certain Canadian assets and $3 million in expense associated with office closures in EMEA.

  Other operating expense (income), net for the year ending June 30, 2006 was income of $2 million as compared to expense of $34 million in fiscal 2005. In addition to the costs incurred in the fourth quarter of fiscal 2005 described above, the Company also incurred the following expenses during the first nine months of fiscal 2005: (i) $5 million of settlement losses recorded in connection with the acquisition of franchise operations; (ii) $4 million of reserves recorded in connection with the acquisition of franchisee debt; (iii) $4 million of costs associated with the franchisee financial restructuring program; and (iv) $4 million of losses on lease terminations and property disposals in the United Kingdom.

Operating Income

	Quarters Ended June 30,			Years Ended June 30,

(In millions)	2006	2005	% Inc / (Dec)	2006	2005	% Inc / (Dec)

System-Wide:	Unaudited

United States & Canada	$76	$62	23%	$295	$255	16%
EMEA / APAC	11	-	*	62	36	72%
Latin America	7	6	17%	29	25	16%
Unallocated	(80)	(44)	82%	(216)	(165)	31%

Total	$14	$24	(42)%	$170	$151	13%

Changes in operating income for the segments were driven by the changes in revenues and costs discussed above. Unallocated operating loss increased by $36 million and $49 million for the quarter and year ended June 30, 2006, respectively, as compared to the prior year primarily as a result of the increases in general and administrative expenses described above.

Interest Expense

Interest expense, net increased by $17 million to $90 million during fiscal 2006 as compared to the prior year. Interest expense was higher during 2006 primarily as a result of acceleration of $18 million in deferred financing costs associated with the July 2005 and February 2006 re-financings.

Income Taxes

Income tax expense increased $22 million to $53 million in fiscal 2006 from $31 million in fiscal 2005. The effective income-tax rate increased by 26 percent, from 40 percent in 2005 to 66 percent in 2006. The higher effective tax rate is primarily attributable to adjustments to deferred income tax asset valuation reserves in certain foreign countries and higher tax expense associated with adjustments to valuation reserves, established during purchase accounting, which are required to be applied against intangible assets recorded in purchase accounting, rather than recording a benefit to income tax expense. The adjustments to these valuation reserves resulted from the Company’s ability to utilize net operating losses as a result of improved operations in certain foreign countries.

Restaurant Information

	Year Ended June 30, 2006

	Unaudited
	United States & Canada	EMEA / APAC	Latin America	Worldwide

Company:
Beginning of Period	844	283	60	1,187
Openings	4	10	9	23
Closings	(10)	(4)	-	(14)
Acquisitions, net of refranchisings	40	4	-	44

Ending Balance	878	293	69	1,240

Franchise:
Beginning of Period	6,876	2,373	668	9,917
Openings	55	191	80	326
Closings	(235)	(66)	(9)	(310)
Acquisitions, net of refranchisings	(40)	(4)	-	(44)

Ending Balance	6,656	2,494	739	9,889

System:
Beginning of Period	7,720	2,656	728	11,104
Openings	59	201	89	349
Closings	(245)	(70)	(9)	(324)
Acquisitions, net of refranchisings	-	-	-	-

Ending Balance	7,534	2,787	808	11,129

	Year Ended June 30, 2005

	Unaudited
	United States & Canada	EMEA / APAC	Latin America	Worldwide

Company:
Beginning of Period	759	277	51	1,087
Openings	33	21	9	63
Closings	(9)	(14)	-	(23)
Acquisitions, net of refranchisings	61	(1)	-	60

Ending Balance	844	283	60	1,187

Franchise:
Beginning of Period	7,217	2,308	615	10,140
Openings	21	165	65	251
Closings	(301)	(101)	(12)	(414)
Acquisitions, net of refranchisings	(61)	1	-	(60)

Ending Balance	6,876	2,373	668	9,917

System:
Beginning of Period	7,976	2,585	666	11,227
Openings	54	186	74	314
Closings	(310)	(115)	(12)	(437)
Acquisitions, net of refranchisings	-	-	-	-

Ending Balance	7,720	2,656	728	11,104